Exhibit 10.19
LENNOX INTERNATIONAL INC.
Phantom Long-Term Incentive Award Agreement
Non-U.S. Employees – Vice President

THIS AGREEMENT (“Agreement”) is made as of __________, 20__ (the “Date of Grant”), by and between Lennox International Inc., a Delaware corporation (the “Company”), and __________ (“Participant”).

The Company has adopted the Lennox International Inc. 2019 Equity and Incentive Compensation Plan (as amended and restated from time to time, the “Plan”), the terms of which are incorporated by reference and made a part of this Agreement, for the benefit of eligible employees, Directors, and certain other service providers of the Company and its Subsidiaries (together, “LII”). Capitalized terms used and not otherwise defined in this Agreement have the meanings set forth in the Plan.

Pursuant to the Plan, the Committee, which has responsibility for administering the Plan, has determined that it is in the interest of the Company and its Stockholders to make the awards described in this Agreement in order to increase Participant’s personal interest in the continued success and progress of the Company, to foster and enhance the long-term profitability of the Company for the benefit of its Stockholders by offering the incentive of long-term rewards, and to encourage Participant to remain in the employ of LII.

The Company and Participant therefore agree as follows:

1.Grant of Awards. Subject to and upon the terms of this Agreement and the Plan, the Company grants to Participant on the Date of Grant:
(a)    PSU Award - for the performance period beginning on January 1, 20__ and ending on December 31, 20__ (the “PSU Performance Period”), an award of __________ phantom performance share units (“PSUs,” and such award, the “PSU Award”). Subject to the degree of attainment of the performance goals approved by the Committee and set forth on Schedule A hereto (the “Performance Goals”), Participant may earn from 0% to 200% of the PSUs;

(b)    RSU Award - an award of __________ phantom service-based Restricted Stock Units (“RSUs” and such award, the “RSU Award”); and

(c)    SAR Award - for the period beginning on the Date of Grant and ending on __________, the third anniversary of the Date of Grant (the “SAR Vesting Period”), an award of __________ phantom Appreciation Rights (“SARs,” and such award, the “SAR Award”) with a Base Price of $_________ per SAR (the fair market value of a Common Share on the Date of Grant).

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2.    Restrictions on Transfer. Subject to Section 15 of the Plan, neither the awards evidenced hereby nor any interest therein shall be transferable prior to settlement other than by will or pursuant to the laws of descent and distribution.
3.    Conditions for Vesting.
(a)    PSU Award – The PSU Award will vest on the last day of the PSU Performance Period based on the extent that the Performance Goals for the PSUs are achieved for the PSU Performance Period.

(b)    RSU Award – The RSU Award will vest on __________, 20__ (the “RSU Vesting Date,” and the period from the Date of Grant until the RSU Vesting Date, the “RSU Restriction Period”). If the RSU Vesting Date is not a day on which Common Shares are traded on a U.S. national securities exchange or quoted in an inter-dealer quotation system, then the RSU Vesting Date will be the preceding day on which sales of Common Shares were reported.

(c)    SAR Award – The SAR Award will vest on the last day of the SAR Vesting Period.

(d)    Forfeiture. Any PSU Award, RSU Award, or SAR Award that does not become vested as described in this Section 3 will be forfeited, including, except as provided in Section 4, if Participant ceases to be continuously employed with LII prior to the end of the PSU Performance Period, RSU Restriction Period, or SAR Vesting Period, respectively.

4.    Termination of Employment; Change in Control. Unless otherwise determined by the Committee in its sole discretion, and notwithstanding anything herein to the contrary, the PSU Award, the RSU Award and the SAR Award will be subject to vesting or cancellation in connection with the events specified below:
(a)    If, prior to the end of the PSU Performance Period, RSU Restriction Period or SAR Vesting Period (as applicable), Participant violates Section 10 of this Agreement, terminates employment with LII voluntarily or is terminated by LII not for Cause or for Cause (as defined in any applicable employment agreement between LII and Participant or as determined by the Committee in its sole discretion in the absence of any such employment agreement), then, immediately after LII becomes aware of a violation of Section 10 or Participant’s termination, the PSU Award, RSU Award or SAR Award will be cancelled. For purposes of this Agreement, “terminate” means the actual date of notice of the cessation of the employee-employer relationship between Participant and LII for any reason, whether or not proper advance notice has been given.

(b)    If, prior to the end of the PSU Performance Period, RSU Restriction Period or SAR Vesting Period (as applicable), Participant’s employment with LII terminates by reason of Participant’s retirement, and in connection with such

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termination of employment (i) Participant is at least 65 years of age, (ii) Participant is at least 62 years of age and has achieved at least 10 years of service with LII or (iii) the number of years of service Participant has achieved with LII plus Participant’s age equals at least 80, then (x) Participant will vest in a pro rata amount of the PSU Award based upon the portion of the PSU Performance Period during which Participant served as an employee of LII and the Company’s attainment of its performance goals in accordance with the Performance Goals, determined at the end of the PSU Performance Period, and the remainder of the PSU Award will be cancelled, (y) Participant will vest in a pro rata amount of the RSU Award based upon the portion of the RSU Restriction Period during which Participant served as an employee of LII, determined as of the date of such retirement, and the remainder of the RSU Award will be cancelled, and (z), the entire SAR Award will be cancelled.

(c)    If, prior to the end of the PSU Performance Period, RSU Restriction Period or SAR Vesting Period (as applicable), Participant dies or incurs a Disability, then (i) Participant, or in the event of Participant’s death, Participant’s beneficiary, will vest in a pro rata amount of the PSU Award based upon the portion of the PSU Performance Period during which Participant served as an employee of LII and the Company’s attainment of its performance goals in accordance with the Performance Goals (as determined in the sole discretion of the Committee), determined as of the date of death or Disability, and the remainder of the PSU Award will be cancelled, (ii) Participant, or in the event of Participant’s death, Participant’s beneficiary, will vest in a pro rata amount of the RSU Award based upon the portion of the RSU Restriction Period during which Participant served as an employee of LII, determined as of the date of death or Disability, and the remainder of the RSU Award will be cancelled, and (iii) the SAR Award will become fully vested and exercisable and will be deemed to be exercised by Participant. For purposes of this Agreement, “Disability” means permanently disabled (completely unable to perform Participant’s duties as defined in the benefit plans of the Company).

(d)    If a Change in Control occurs prior to the end of the PSU Performance Period, RSU Restriction Period or SAR Vesting Period (as applicable), Section 12(b) of the Plan shall apply. If the SAR Award vests as a result of the applicable of Section 12(b) of the Plan, it will be deemed to be exercised by Participant. If a Change in Control occurs after the end of the PSU Performance Period, RSU Restriction Period or SAR Vesting Period (as applicable), Section 12(b) of the Plan shall not apply.

5.    PSU Payment Timing.
(a)    General. Following the end of the PSU Performance Period the Committee will determine and certify achievement of the Performance Goals. To the extent that any of the Performance Goals are achieved and certified by the Committee, and except as otherwise provided in Section 5(b), vested PSUs will be paid no later than the 15th day of the third month following the end of the PSU Performance Period. Vested PSUs will be paid in local currency equal to an amount calculated by multiplying the number of vested PSUs by the

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fair market value of a Common Share of the Company on the last day of the PSU Performance Period. The U.S. dollar amount produced by the formula in the preceding sentence will be converted to local currency prior to payout using LII’s currency conversion protocol in effect at that time.

(b)    Other Payment Events. Notwithstanding Section 5(a), to the extent the PSUs are vested (and have not previously been settled) as a result of Section 4(c) in connection with Participant’s death or Disability, or as a result of Section 4(d) in connection with a Change in Control, such vested PSUs will be paid (in local currency as described in Section 5(a)) no later than the 15th day of the third month after the date of such vesting event.

6.    RSU Payment Timing.
(a)    General. Except as otherwise provided in Section 6(b), vested RSUs will be paid within 30 days following the RSU Vesting Date. Vested RSUs will be paid in local currency equal to an amount calculated by multiplying the number of vested RSUs by the fair market value of a Common Share on the last day of the RSU Restriction Period. The U.S. dollar amount produced by the formula in the preceding sentence will be converted to local currency prior to payout using LII’s currency conversion protocol in effect at that time.

(b)    Other Payment Events. Notwithstanding Section 6(a), to the extent the RSUs are vested (and have not previously been settled) as a result of Section 4(c) in connection with Participant’s death or Disability, or as a result of Section 4(d) in connection with a Change in Control, such vested RSUs will be paid (in local currency as described in Section 6(a)) to Participant (or Participant’s beneficiary) within 60 days after the date of such vesting event.

(c)    Payment Year. In no event shall Participant be permitted to designate the taxable year of payment for the RSUs.

7.    SAR Payment Timing. If the SAR Award has not otherwise been cancelled, the SAR Award will vest and will be deemed to be exercised by Participant on the last day of the SAR Vesting Period. Within 30 days of the date of exercise, vested SARs will be paid in local currency equal to an amount calculated by multiplying the number of vested SARs by the excess (if any) of the Exercise Date Value over the Base Price of the SAR. The U.S. dollar amount produced by the formula in the preceding sentence will be converted to local currency prior to payout using LII’s currency conversion protocol in effect at that time.

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8.    Withholding for Taxes. Participant acknowledges and agrees that the Company will deduct from any cash payment under this Agreement an amount that is equal to the amount of all country and local taxes required to be withheld by the Company upon such payment, as determined by the Company. For any amount of withholding that exceeds the minimum required withholding amount under country or local tax laws, it will be treated as additional withholding for Participant.
9.    Adjustments. The number of Common Shares subject to each award granted hereunder and the other terms and conditions of the grants evidenced by this Agreement are subject to adjustment as provided in Section 11 of the Plan.
10.    Protective Covenants.

(a)    Nonsolicitation Obligations. For one year following the effective date of Participant’s termination of employment with LII (the “Termination Date”), Participant will not, directly or indirectly solicit, recruit or hire any person who is an LII employee as of the Termination Date.

If Participant violates Section 10(a), LII will be irreparably harmed and entitled to specific performance, injunctive relief, attorneys’ fees and costs incurred in obtaining relief, and any other remedy available at law or equity.

(b)    Consent. Participant may engage in activities otherwise restricted by this Section 10 with the written consent of LII’s Chief Executive Officer if Participant is a Vice President or Executive Vice President.

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1.    No Stockholder Rights. Participant will not be deemed for any purpose, including voting rights and dividends or dividend equivalents, to be, or to have any of the rights of, a Stockholder with respect to any Common Shares under the terms of this Agreement. The existence of this Agreement will not affect the right or power of LII or its Stockholders to accomplish any corporate act.
2.    Compliance with Section 409A of the Code. To the extent applicable, it is intended that this Agreement and the Plan comply with or be exempt from the provisions of Section 409A of the Code. This Agreement and the Plan shall be administered in a manner consistent with this intent, and any provision that would cause this Agreement or the Plan to fail to satisfy Section 409A of the Code shall have no force or effect until amended to comply with or be exempt from Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by the Company without the consent of Participant).
3.    No Right to Future Awards. The grants of the awards under this Agreement to Participant are voluntary, discretionary awards being made on a one-time basis and they do not constitute commitments to make any future awards. The grants of the awards and any payments made hereunder will not be considered salary or other compensation for purposes of any severance pay or similar allowance, except as otherwise required by law.
4.    Notice. Unless LII notifies Participant in writing of a different procedure, any notice or other communication to LII with respect to this Agreement must be in writing and delivered personally or by first class mail, postage prepaid, to the following address:

Lennox International Inc.
c/o Corporate Secretary
2140 Lake Park Boulevard
Richardson, Texas 75080

Any notice or other communication to Participant with respect to this Agreement must be in writing and delivered personally, or sent electronically to Participant or by first class mail, postage prepaid, to Participant’s address as listed in the records of the Company on the Date of Grant, unless LII has received written notification from Participant of a change of address.

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5.    Amendment. This Agreement may be supplemented or amended from time to time as approved by the Committee as contemplated by the Plan. Participant’s consent shall not be required to an amendment that is deemed necessary by the Company to ensure compliance with Section 409A of the Code or Section 10D of the Exchange Act.
6.    Participant Employment. Nothing contained in this Agreement, and no action of LII or the Committee, will confer or be construed to confer on Participant any right to continue in the employ of LII or interfere in any way with the right of LII to terminate Participant’s employment at any time, with or without cause; subject, however, to the provisions of any employment agreement between Participant and LII.
7.    Governing Law. This Agreement is governed by the laws of the State of Delaware, USA. Any dispute arising out of or related to this Agreement, or any breach or alleged breach hereof, will be exclusively decided by a state or federal court in the State of Texas in the County of Dallas. Participant irrevocably waives Participant’s right, if any, to have any disputes between Participant and the Company arising out of or related to this Agreement decided in any jurisdiction or venue other than a state or federal court in the State of Texas in the County of Dallas. Participant hereby irrevocably consents to the personal jurisdiction of the state courts in the State of Texas in the County of Dallas for the purposes of any action arising out of or related to this Agreement.
8.    Construction. This Agreement is entered into, and the PSU Award, RSU Award and SAR Award are granted, pursuant to the Plan and are governed by and construed in accordance with the Plan and the administrative interpretations adopted under the Plan. In the event of any inconsistency between the terms of the Plan and this Agreement, the terms of the Plan will control. Notwithstanding anything in this Agreement to the contrary, Participant acknowledges and agrees that this Agreement and the awards described herein are subject to the terms and conditions of the Company’s clawback policy as may be in effect from time to time (if any).
9.    Severability and Reformation. If any restriction or covenant in this Agreement is deemed by a court of competent jurisdiction to be unreasonable or unenforceable as written, the court may modify any unreasonable or unenforceable element of the restriction or covenant to make it reasonable and enforceable or enforce it only to the extent it is reasonable and enforceable. If the court determines that any restriction or covenant in this Agreement is wholly or partially invalid or unenforceable, the remainder of the restrictions or covenants will be given full effect.

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10.    Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the PSU Award, the RSU Award and the SAR Award. If Participant has a written employment agreement which contains provisions that conflict with this Agreement, the terms of the employment agreement will control.
11.    Electronic Delivery. The Participant consents to the delivery of any documents related to the awards granted hereunder by electronic means and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.
12.    Participant Acceptance. Participant must accept the terms and conditions of this Agreement by electronic signature or by signing in the space below and returning a signed copy to the Company.
13.    Nature of Grant. Participant agrees that: (a) the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time; (b) the grant of PSUs, RSUs and SARs (the “Awards”) is voluntary and occasional and does not create any contractual or other right to receive future grants of Awards, or benefits in substitution of Awards, even if Awards have been granted repeatedly in the past; (c) all decisions with respect to future grants of Awards will be at the sole discretion of the Company; (d) participation in the Plan is voluntary; (e) the Awards are not a part of normal or expected pay package for any purposes; and (f) in consideration of the grant of Awards, no claim or entitlement to compensation or damages will be created by any termination of the Awards or diminution in value of the Awards, and Participant releases LII from any such claim that may arise. If any such claim is found by a court of competent jurisdiction to have been created, then, by signing this Agreement, Participant will be deemed irrevocably to have waived Participant’s entitlement to pursue such claim.
14.    Data Privacy. Participant consents to the collection, use and transfer, in electronic or other form, of Participant’s personal data by and among LII for the exclusive purpose of administering Participant’s participation in the Plan. Participant understands that: (a) LII holds (but only processes or transfers to the extent required or permitted by local law) the following personal information about Participant: Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Common Shares or directorships held in the Company, details of all Participant’s Awards awarded, canceled, exercised, vested, unvested or outstanding, for the purpose of administering the Plan (“Data”); (b) Data may be transferred to any third parties assisting in the administration of the Plan, regardless of whether such persons are located within Participant's country of residence, the European Economic Area or in countries outside of the European Economic Area, including the United States of America, and that the recipient’s country may have different data privacy laws and protections than Participant’s country; and (c) Data will be held only as long as is necessary to administer Participant’s participation in the Plan and in accordance with local law. Participant understands that Participant may, at any time, request the names and addresses of any potential recipients of Data, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw these consents, in any case

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without cost, by contacting Participant’s local human resources representative in writing. Participant understands, however, that refusing or withdrawing Participant’s consent may affect Participant’s ability to participate in the Plan. For more information on the consequences of refusing or withdrawing consent, Participant understands that Participant may contact Participant’s local human resources representative.
15.    Acknowledgement. Participant acknowledges that Participant (a) has received a copy of the Plan, (b) has had an opportunity to review the terms of this Agreement and the Plan, (c) understands the terms and conditions of this Agreement and the Plan and (d) agrees to such terms and conditions.
16.    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.

LENNOX INTERNATIONAL INC.
Name _________________________
Title: ________________________
Date: _________________________

ACCEPTED:

Signed:________________________
«EE»

Date: __________________________
SCHEDULE A

Performance Goals
PSU Performance Period: January 1, 20__ – December 31, 20__

1.    Overview. The actual number of Common Shares delivered to the Participant in settlement of the PSUs earned under the Long-Term Incentive Award Agreement between the Company and Participant (the “Agreement”) will be determined by the Committee in its reasonable discretion following the end of the PSU Performance Period based on actual performance results against the performance goals described below, subject to Section 4 of the Agreement. Any PSUs not earned will be canceled and forfeited. Capitalized terms used in this Statement of Performance Goals that are not specifically defined in this Statement of Performance Goals have the meanings assigned to them in the Agreement.

2.    Metrics. 50% of the PSU Award will be earned based upon achievement of Company core net income compound annual growth rate (CAGR) over the three year PSU Performance Period (“Core Net Income”), and 50% of the PSU Award will be earned based upon achievement of Company weighted average return on invested capital over the three year PSU Performance Period with the lowest year return on invested capital weighted 20% and the remaining years each weighted 40% (“ROIC”).

3.    Performance Matrix. From 0% to 200% of the PSUs will be earned based on achievement of the Core Net Income and ROIC performance goals during the PSU Performance Period as follows:

PSU Award – Performance Goals
Performance Level	Threshold	Target	Maximum
Percentage of PSUs Earned	50%	100%	200%
Core Net Income CAGR	[__]%	[__]%	[__]%
ROIC Weighted Average	[__]%	[__]%	[__]%

If Core Net Income or ROIC for the PSU Performance Period falls between two performance levels set forth in the performance matrix above, the number of PSUs earned with respect to such performance metric will be determined based on straight-line mathematical interpolation (rounded down to the nearest whole number of PSUs). If Core Net Income or ROIC for the PSU Performance Period falls below the “Threshold” level set forth in the performance matrix above, no PSUs shall become earned with respect to that metric.

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